 Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of the 25th day of August, 2017, by and between Novume Solutions, Inc. (the “Company”), a Delaware corporation, and Carl Kumpf (the “Executive”).

WITNESSETH:

The Company desires to employ the Executive, and the Executive wishes to accept such employment with the Company, upon the terms and conditions set forth in this Agreement.

In consideration of the mutual promises and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Employment and Effective Date.

a) The Effective Date of this Agreement (the “Effective Date”) is August 28, 2017, the date of the closing on the merger between the Company, Keystone Solutions, Inc., Keystone Merger Sub, LLC, Brekford Merger Sub, Inc., and Brekford Traffic Safety, Inc. The Effective Date is the date on which this Agreement first becomes binding on the Company and the Executive

b) The Executive’s title shall be Chief Financial Officer of the Company. The Executive shall report to the chief executive officer of the Company. The Executive hereby accepts such employment by the Company upon the terms and conditions hereinafter set forth.

c) The Executive’s employment hereunder shall be effective as of the Effective Date of this Agreement and shall continue until the third anniversary thereof unless terminated earlier pursuant to Section 8 of this Agreement; provided that, on such third anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least ninety (90) days prior to the applicable Renewal Date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2. Compensation.

        a) In salary compensation for the Executive’s employment, the Company shall pay the Executive a base salary at an annualized rate of $275,000 (the “Base Salary”) in installments payable in accordance with the Company’s customary payroll practices and the law. The Executive shall receive a performance review on an annual basis, which will include a determination of potential increases of the Executive’s Base Salary, along with consideration for a discretionary performance bonus. Nothing herein should be interpreted as a guarantee of any discretionary performance bonus or salary increase.

        b) The Executive shall be granted an option to purchase 174,595 non-qualified shares of the Company’s common stock (the “Option”) at a strike price of $1.6753 per share. The Option shall be subject to the terms of the Novume Solutions, Inc. 2017 Equity Award Plan (the “Plan”), as it may be amended from time to time, and applicable stock option agreement to be provided by the Company and signed by the Executive and subject to formal approval by the board of directors of the Company (the “Board”). Pursuant to the terms of the applicable stock option agreement and Plan, the Option shares shall vest in successive equal monthly installments starting upon the Effective Date and continuing over the 36-month period thereafter, provided that the Executive continues in employment with the Company through each vesting event.

3. Duties. (a) The Executive shall have such duties as are assigned or delegated to him consistent with his title as the full-time Chief Financial Officer by the Company. Subject only to subparagraph (b) below, the Executive shall devote substantially all his working time and attention to the business of the Company, and shall cooperate fully in the advancement of the best interests of the Company. Subject to approval from the Company in writing in advance, the Executive, during the term of this Agreement or any extensions or renewals thereof agrees not to engage in any activities outside of the scope of the Executive’s employment that would detract from, or interfere with, the fulfillment of his responsibilities or duties under this Agreement. Executive agrees that he will have wound down his active involvement with Integral Financial Group, LLC (“IFG”) by October 31, 2017, and that any further involvement by Executive after October 31, 2017 with IFG shall be solely non-consultative, non-marketing and shall be solely administrative services (such as filing tax returns, paying fees and making filings with State Commissions, paying bills, collecting income for services provided, and prosecuting or defending legal disputes).

           (b) Notwithstanding anything to the contrary in this Agreement or in the Proprietary Rights Agreement, the Executive, during the period from the Effective Date until the termination of the Executive’s employment with the Company, shall be able and be permitted: (1) to remain as the owner of and have a financial interest IFG; and (2) to sell, assign, or otherwise convey IFG or components thereof, assets of IFG, and his interest or control of IFG.

4. Expenses. Subject to compliance by the Executive with such policies regarding expenses and expense reimbursement as may be adopted from time to time by the Company, the Executive is authorized to incur reasonable expenses in the performance of his duties hereunder in furtherance of the business and affairs of the Company, and the Company will reimburse the Executive for all such reasonable expenses, upon the presentation by the Executive of an itemized account satisfactory to the Company in substantiation of such expenses when claiming reimbursement.

5. Employee Benefits; Vacations. The Executive shall be eligible to participate in such life insurance, medical and other employee benefit plans of the Company that may be in effect or modified from time to time, to the extent he is eligible under the terms of those plans, on the same basis as other similarly situated executive officers of the Company or, at the option of the Executive, he may instead elect to receive monthly payments equal to the amount of the monthly medical insurance premiums which the Company would otherwise pay on his behalf in lieu of Executive receiving medical insurance. Notwithstanding the foregoing, in the event that the Executive chooses to receive monthly payments in lieu of receiving medical insurance and any federal, state or local law, now or in the future, (a) prohibits any employee from failing to accept medical insurance offered by his employer, the Company shall not be required to provide the Executive with monthly payments equal to the amount of the medical insurance premiums which the Company would otherwise pay on his behalf and the Executive shall either accept the medical insurance provided by the Company or reject such insurance without any reimbursement or payment in lieu thereof and/or (b) financially penalizes the Company for not providing medical insurance to an employee but permits the Company to pay to the employee sums in lieu of providing medical insurance, the Company shall deduct from the monthly payments to be made to the Executive the amount of such financial penalty until such penalty is reimbursed in full to the Company. The Executive shall be entitled to a minimum of three (3) weeks paid vacation in accordance with the policies of the Company in effect from time to time, as determined by the Board.

6. Indemnification.

               a) The Executive shall be indemnified and held harmless consistent with the provisions of the by-laws of the Company in effect at that time but in no event shall the Executive receive diminished rights or rights less than those rights provided by applicable law or in Article VI of the Bylaws of Company in effect immediately prior to the Effective Date, which reads as follows:

6.1  Indemnification of Directors and Officers.

Each person who was or is made a party to or is threatened to be made a party to, witness or other participant in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the Company (an “Indemnitee”), whether the basis of the Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified by the Company to the fullest extent authorized by the DGCL or other applicable state law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide before such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by Indemnitee in connection therewith; provided, however, the Company shall not indemnify any such Indemnitee in connection with a Proceeding (or part thereof) (i) initiated by such Indemnitee against the Company or any director or officer of the Company unless the Company has joined in or consented to the initiation of such Proceeding or (ii) made on account of Indemnitee’s conduct which constitutes a breach of Indemnitee’s duty of loyalty to the Company or its stockholders, or is an act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law. For purposes of this Section 6.1, a “director” or “officer” of the Company includes any person who (i) is or was a director or officer of the Company, (ii) is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (iii) was a director or officer of a corporation that was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation.

6.2 Indemnification of Others.

The Company shall have the power, to the maximum extent and in the manner permitted by the DGCL or other applicable state law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide before such amendment), to indemnify each of its employees and agents against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such employees and agents in connection therewith; provided, however, the Company shall not indemnify any such employee or agent in connection with a Proceeding (or part thereof) (i) initiated by such employee or agent against the Company or any director or officer of the Company unless the Company has joined in or consented to the initiation of such Proceeding or (ii) made on account of such employee’s or agent’s conduct which constitutes a breach of such employee’s or agent’s duty of loyalty to the Company or its stockholders, or is an act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law. For purposes of this Section 6.2, an “employee” or “agent” of the Company includes any person other than a director or officer who (i) is or was an employee or agent of the Company, (ii) is or was serving at the request of the Company as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) was an employee or agent of a corporation that was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation.

6.3 Payment of Expenses In Advance.

Expenses incurred in defending any Proceeding for which indemnification is required pursuant to Section 6.1 shall be, or for which indemnification is permitted pursuant to Section 6.2 following authorization thereof by the Board may be, paid by the Company in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that the indemnified party is not entitled to be indemnified as authorized in this Article VI.

6.4 Indemnity Not Exclusive.

The indemnification provided by this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

6.5  Insurance.

The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of the DGCL.”

For purposes of such indemnification, the term “DGCL” shall constitute a reference to the Delaware General Corporation Law.

            b) During the Employment Term and for a period of six (6) years thereafter, the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.

7. Taxation of Payments and Benefits. The Company shall make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

8. Termination. Either the Executive or the Company may terminate the employment relationship at any time, with or without Cause (as such term is defined in Section 12) on advance notice as provided herein or with immediate effect if the termination is for Cause. The Executive agrees to give the Employer at least fourteen (14) days prior written notice if he decides to terminate his employment. Except in the case of a termination for Cause, the Company agrees that it will provide identical notice. Upon termination of the Executive’s employment for any reason, the Executive will be entitled to any earned but unpaid Base Salary, any bonus approved prior to termination, reimbursement for unreimbursed expenses properly incurred by the Executive prior the termination, his stock and vested stock options, any unused paid vacation time, and if terminated for reasons other than Cause or if he resigns for reasons other than Good Reason such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plan(s) as of the termination. Additionally:

     a) Subject to compliance with Section 8(d), in the event that the Executive’s employment is terminated by the Company for reasons other than Cause (as such term is defined in Section 12), which includes but is not limited to the de facto termination of the Executive resulting from the Company electing to allow or cause this Agreement to expire under Section 1(c), or in the event the Executive resigns his employment for Good Reason (as defined in Section 12), the Executive will be provided a severance package equal to one (1) year of the Base Salary, the “Separation Payment”). The Separation Payment shall be paid in twelve (12) equal monthly installments and shall begin within fifteen (15) business days of the effective date of the release noted in Section 8(d).

b) In the event that the Executive’s employment is terminated for Cause or the Executive resigns without Good Reason, the Executive will not be entitled to any Separation Payment or any other severance remuneration except as otherwise specifically set forth herein.

c) Notwithstanding any termination of the Executive’s employment for any reason (with or without Cause or Good Reason), the Executive will continue to be bound by the provisions of the Proprietary Rights Agreement (as defined below).

d) All payments and benefits provided pursuant to Section 8(a) shall be conditioned upon the Executive’s execution and non-revocation of a general release of liabilities favoring the Company which is prepared and provided by the Company. The Executive’s refusal to execute such general release shall constitute a waiver by the Executive of any and all benefits referenced in Section 8(a). The Company will not be obligated to commence or continue any such payments to the Executive under Section 8(a) in the event the Executive materially breaches the terms of this Agreement or the Proprietary Rights Agreement (as defined below) and fails to cure such breach within thirty (30) days of written notice thereof detailing such breach.

e) In the event that the Executive’s employment is terminated by the Company for reasons other than Cause or by the Executive for Good Reason, half of all unvested Option shares shall vest immediately, pursuant to the terms of the applicable stock option agreement and Plan.

9. Confidentiality, Non–Solicitation and Invention Assignment Agreement. The Company considers the protection of their confidential information and proprietary materials to be very important. Therefore, as a condition of the Executive’s employment, the Executive will be required to execute a confidentiality, non-solicitation and invention assignment agreement in the form attached hereto as Exhibit A (the “Proprietary Rights Agreement”) on the date hereof.

10. Documents, Records, etc. Subject to the terms and provisions of the Proprietary Rights Agreement: (a) all documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information (as defined in the Proprietary Rights Agreement), which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Employer; (b) the Executive will return to the Company all such materials and property as and when requested by the Employer; and (c) the Executive will return all such materials and property within ten (10)days upon termination of the Executive’s employment for any reason.

11. No Conflict. Each party hereby represents and warrants to the other that (a) this Agreement constitutes that party’s legal and binding obligation, enforceable against it or him in accordance with its terms, (b) it or his execution and performance of this Agreement does not and will not breach any other agreement, arrangements, understanding, obligation of confidentiality or employment relationship to which it or he is a party or by which it he is bound, and (c) while the Executive is employed by the Company, it or he will not enter into any agreement, either written or oral, in conflict with this Agreement or it or his obligations hereunder.

12. Definitions.

a) The term “Cause” shall mean (i) discovery by the Company that any of the material information provided to the Company concerning the Executive’s qualifications, employment history and experience, certifications or licenses was untrue or that the Executive concealed a physical or mental condition that could materially impair the Executive’s ability to perform his responsibilities properly without reasonable accommodation as required by applicable law, if any, (ii) the Executive’s intentional, willful or knowing material failure or refusal to follow or enforce the Company’s policies, as adopted by the Board of Directors from time to time and that are provided to Executive orally or in writing, or perform the Executive’s duties (other than as a result of physical or mental illness, accident or injury); (iii) dishonesty, willful or gross misconduct, gross ineptitude, or illegal conduct by the Executive in connection with the Executive’s employment with the Company; (iv) the Executive’s conviction of, or plea of guilty or nolo contendere to, a charge of commission of a felony (exclusive of any felony relating to negligent operation of a motor vehicle); and (v) a material breach by the Executive of this Agreement or the Proprietary Rights Agreement; provided, however, in the cases of clauses (ii) and (v) above, gross ineptitude, and “Cause” under the final sentence of this paragraph, the Company shall be required to give the Executive thirty (30) calendar days prior written notice of its intention to terminate the Executive for Cause and the grounds thereof and the Executive shall have the opportunity during such thirty (30) day period to meet with a Company representative designated by the Board and cure such event if such event is capable of being cured; provided, further, that in the event that the Executive terminates his employment with the Company during such thirty (30) day period for any reason, such termination shall be considered a termination for Cause. For purposes of this paragraph (a), no act or failure to act on the part of the Executive shall be considered “willful” unless it is intentionally done, or intentionally omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. For purposes of this paragraph (a) any willful or grossly negligent conduct of the Executive that results in the failure of the Company to comply with a significant financial statutory or regulatory requirement shall be considered grounds for termination for Cause.

b) The term “Good Reason” shall mean (i) any material reduction of the Executive’s Base Salary, unless similar reductions are imposed on all similarly situated executive officers of the Company (ii) any material breach by the Company of its obligations under this Agreement including, but not limited to, its obligation for the Executive to be the Chief Financial Offer and to assign him duties in accordance therewith under Section 3 of this Agreement, and (iii) a change without the Executive’s consent in the principal location of the Company’s office to an office that is more than 35 miles from the current location of 14420 Albemarle Point Place, Chantilly, VA 2015 (if such move materially increases the Executive’s commute) and (iv) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; provided that in any case the Executive provides the Company with written notice of the Executive’s intention to terminate the Executive’s employment for Good Reason and the grounds thereof within thirty (30) days after the occurrence of the event that the Executive believes constitutes Good Reason, gives the Company an opportunity to cure for thirty (30) days following receipt of such notice from the Executive, if the event is capable of being cured or, if not capable of being cured, to have the Company’s representatives meet with the Executive and the Executive’s counsel to be heard regarding whether Good Reason exists for the Executive to terminate the Executive’s employment with the Company and the Executive terminates employment within thirty days after the end of the cure period if the Good Reason condition is not cured.

c) The term “person” shall mean any individual, corporation, firm, association, partnership, other legal entity or other form of business organization.

13. Section 409A of Internal Revenue Code.

a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code (“Code”), the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

b) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

c) The determination of whether and when a separation from service has occurred shall be made by the Company in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

d) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

14. Successors and Assigns; Entire Agreement; No Assignment. This Agreement shall be binding upon, and shall inure to the benefit of the parties and their respective successors, heirs, distributes and personal representatives including, with respect to the Company, the successor of Company through merger, acquisition, corporate reorganization, or any other business combination. This Agreement and the Proprietary Rights Agreement contain the entire agreement between the parties with respect to the subject matter hereof and supersede other prior and/or contemporaneous arrangements or understandings with respect thereto. Neither party may assign this Agreement without the prior written consent of the other party; however, the Company may assign this Agreement, without the consent of the Executive, to any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company.

15. Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand-delivered, mailed by registered or certified mail (three days after deposited), or sent by a nationally recognized courier service, to the following address (provided that notice of change of address shall be deemed given only when received):

If to the Company:              Novume Solutions, Inc.
14420 Albermarle Point Place
Chantilly, VA 20151
Attn: Robert Berman, CEO
rberman@keystonewins.com

If to Executive:                   Carl Kumpf
21545 Glebe View Drive
Broadlands, Virginia 20148
carl.kumpf@integralfinancialgroup.com

or to such other names and addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section 15. A copy of any such notice or communication under this Section 15 shall be transmitted via electronic mail to the party’s corresponding email address on the same day as the notice’s or communication’s hand-delivery, mailing, or transmission by courier service.

16. Changes; No Waiver; Remedies Cumulative. The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, without the prior written consent of each of the parties hereto. Either party’s waiver or failure to enforce the terms of this Agreement or any similar agreement in one instance shall not constitute a waiver of any rights hereunder with respect to other violations of this or any other agreement. No remedy conferred upon the Company or the Executive by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

17. Governing Law. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the law of the Commonwealth of Virginia, without regard to the conflicts of law principles.

18. Severability. The Executive and the Company agree that should any provision of this Agreement be declared illegal, invalid or unenforceable by a Court of competent jurisdiction, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

19. Headings; Counterparts. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original, and may be transmitted electronically, with such electronic copy serving as an original.

20. Entire Agreement. This Agreement and the Proprietary Rights Agreement contain the entire agreement between the parties with respect to the subject matter hereof and supersede other prior and contemporaneous arrangements, agreements, promises, warranties and understandings with respect thereto. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement or the Proprietary Rights Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

NOVUME SOLUTIONS, INC. By: /s/ Robert Berman Name: Robert Berman Title: Chief Executive Officer

EXECUTIVE:

/s/ Carl Kumpf Carl Kumpf